Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 29, 2015	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2014

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the fourth quarter and year ended December 31, 2014.

The Company promoted no major events in the fourth quarters of 2014 and 2013. Revenues were $157,000 in the fourth quarter of 2014 compared to $129,000 for the fourth quarter of 2013.

Operating and marketing expenses increased $137,000 to $990,000 in the fourth quarter of 2014 from $853,000 in the fourth quarter of 2013, primarily due to higher employee and operating costs.

General and administrative expenses of $1,786,000 for the fourth quarter of 2014 were consistent with the fourth quarter of 2013.

Net interest expense decreased to $132,000 in the fourth quarter of 2014 from $172,000 for the fourth quarter of 2013. The decrease was due to lower outstanding borrowings, lower interest rates and lower fees.

Loss before income taxes for the fourth quarter of 2014 was ($3,536,000) compared to ($7,765,000) for the fourth quarter of 2013. During the fourth quarter of 2013, we reviewed the carrying value of the assets located at our Nashville facility for impairment and recorded a non-cash pre-tax charge of $4,329,000 to reduce the carrying value of the assets to their fair value. On an adjusted basis, excluding this charge, loss before income taxes for the fourth quarter of 2013 was ($3,436,000).

Net loss for the fourth quarter of 2014 was ($2,182,000) or ($.06) per diluted share compared to ($4,758,000) for the fourth quarter of 2013. On an adjusted basis, excluding the non-cash pre-tax charge discussed above, net loss for the fourth quarter of 2013 was ($1,944,000) or ($.06) per diluted share.

For the year ended December 31, 2014, total revenues were $45,674,000 compared with $46,180,000 in the prior year. The decrease was primarily due to lower admissions and event related revenue partially offset by higher broadcasting revenue.

Net earnings for the year ended December 31, 2014 were $3,145,000 or $.09 per diluted share compared to $2,024,000 or $.05 per diluted share for the year ended December 31, 2013. The current year’s annual results include a pre-tax loss on disposal of long-lived assets of $2,403,000 for the removal of grandstand seats which were not fully depreciated while the prior year’s annual results include the previously mentioned pre-tax impairment charge of $4,329,000. On an adjusted basis, excluding both charges, 2014 net earnings were $4,592,000 or $.13 per diluted share compared to $4,838,000 or $.13 per diluted share for 2013.

The Company’s financial position strengthened during 2014. Total borrowings outstanding decreased to $10,760,000 at December 31, 2014 from $14,820,000 at December 31, 2013. In December 2014 and 2013, the Company paid annual cash dividends on both classes of common stock of $0.05 per share in the amounts of $1,831,000.

On May 29, 2014, we entered into an agreement to sell our Nashville Superspeedway facility to NeXovation, Inc. for $27 million in cash and the assumption by NeXovation, Inc. of our obligations under certain Variable Rate Tax Exempt Infrastructure Revenue Bonds. The sales agreement has been amended several times to extend the closing date. In consideration for these amendments, we received $1.7 million in non-refundable deposits from the buyer which will be applied against the purchase price at closing. These amounts are included in accrued liabilities on our consolidated balance sheet at December 31, 2014. Additionally, in January 2015 we received a $200,000 non-refundable payment to amend the agreement which will not be applied against the purchase price. The sale is now expected to close during the first quarter of 2015.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Revenues:
Admissions	$—	$—	$8,727	$9,521
Event-related	138	128	8,450	9,190
Broadcasting	—	—	28,463	27,445
Other	19	1	34	24

	157	129	45,674	46,180

Expenses:
Operating and marketing	990	853	27,171	26,648
General and administrative	1,786	1,770	7,146	7,252
Impairment charge	—	4,329	—	4,329
Loss on disposal of long-lived assets	—	—	2,403	—
Depreciation	814	822	3,262	3,291

	3,590	7,774	39,982	41,520

Operating (loss) earnings	(3,433)	(7,645)	5,692	4,660

Interest expense, net	(132)	(172)	(467)	(959)
Benefit for contingent obligation	30	47	30	91
Other (expense) income	(1)	5	26	157

(Loss) earnings before income taxes	(3,536)	(7,765)	5,281	3,949

Income tax benefit (expense)	1,354	3,007	(2,136)	(1,925)

Net (loss) earnings	$(2,182)	$(4,758)	$3,145	$2,024

Net (loss) earnings per common share:
Basic	$(0.06)	$(0.13)	$0.09	$0.05

Diluted	$(0.06)	$(0.13)	$0.09	$0.05

Weighted average shares outstanding:
Basic	36,042	35,999	36,047	36,252
Diluted	36,042	35,999	36,047	36,252

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS BEFORE INCOME TAXES TO ADJUSTED (LOSS) EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013

GAAP (loss) earnings before income taxes	$(3,536)	$(7,765)	$5,281	$3,949

Impairment charge (1)	—	4,329	—	4,329

Loss on disposal of long-lived assets (2)	—	—	2,403	—

Adjusted (loss) earnings before income taxes	$(3,536)	$(3,436)	$7,684	$8,278

GAAP net (loss) earnings	$(2,182)	$(4,758)	$3,145	$2,024

Impairment charge (1)	—	2,814	—	2,814

Loss on disposal of long-lived assets, net of income taxes (2)	—	—	1,447	—

Adjusted net (loss) earnings	$(2,182)	$(1,944)	$4,592	$4,838

GAAP net (loss) earnings per common share - diluted	$(0.06)	$(0.13)	$0.09	$0.05

Impairment charge (1)	—	0.08	—	0.08

Loss on disposal of long-lived assets, net of income taxes (2)	—	—	0.04	—

Adjusted net (loss) earnings per common share - diluted (3)	$(0.06)	$(0.06)	$0.13	$0.13

(1)	Nashville Superspeedway no longer promotes NASCAR events and did not seek sanction agreements from NASCAR for 2013 or 2014. We currently use the track on a limited basis for motorsports race team testing. We incurred a non-cash, pre-tax impairment charge of $4,329,000 in the fourth quarter of 2013 as a result of economic conditions and their impact on real estate values.
(2)	Loss on disposal of long-lived assets is attributable to the decision to remove and dispose of certain grandstand seating at our Dover International Speedway facility.
(3)	The components of net loss per diluted share for the three months ended December 31, 2013 do not add to the adjusted loss per diluted share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings before income taxes, adjusted net (loss) earnings and adjusted net (loss) earnings per common share - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned impairment charge and loss on disposal of long-lived assets. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings before income taxes, net (loss) earnings or net (loss) earnings per common share - diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2014	December 31, 2013

ASSETS
Current assets:
Cash	$24	$4
Accounts receivable	139	28
Inventories	70	114
Prepaid expenses and other	1,042	1,050
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	4
Income taxes receivable	170	22
Deferred income taxes	79	76
Assets held for sale	26,000	—

Total current assets	27,524	1,298

Property and equipment, net	58,236	85,591
Other assets	925	919
Deferred income taxes	580	336

Total assets	$87,265	$88,144

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$889	$25
Accrued liabilities	4,944	2,887
Payable to Dover Downs Gaming & Entertainment, Inc.	22	—
Deferred revenue	1,348	1,743

Total current liabilities	7,203	4,655

Revolving line of credit	10,760	14,820
Liability for pension benefits	4,231	1,521
Provision for contingent obligation	1,813	1,843
Deferred income taxes	15,163	16,926

Total liabilities	39,170	39,765

Stockholders’ equity:
Common stock	1,812	1,802
Class A common stock	1,851	1,851
Additional paid-in capital	101,508	101,362
Accumulated deficit	(53,749)	(55,063)
Accumulated other comprehensive loss	(3,327)	(1,573)

Total stockholders’ equity	48,095	48,379

Total liabilities and stockholders’ equity	$87,265	$88,144

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2014	2013

Operating activities:
Net earnings	$3,145	$2,024
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	3,262	3,291
Amortization of credit facility fees	96	219
Stock-based compensation	278	291
Deferred income taxes	(881)	(836)
Benefit for contingent obligation	(30)	(91)
Loss on disposal of long-lived assets, non-cash	2,045	—
Impairment charge	—	4,329
Gain on sale of property and equipment	—	(138)
Changes in assets and liabilities:
Accounts receivable	(111)	196
Inventories	44	10
Prepaid expenses and other	(60)	(34)
Income taxes receivable/payable	(69)	30
Accounts payable	48	(120)
Accrued liabilities	190	(39)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	26	(4)
Deferred revenue	(395)	(976)
Liability for pension benefits	(90)	(9)

Net cash provided by operating activities	7,498	8,143

Investing activities:
Capital expenditures	(3,136)	(315)
Purchases of available-for-sale securities	(99)	(102)
Proceeds from sale of available-for-sale securities	77	90
Non-refundable deposit received on sale of facility	1,700	—
Proceeds from sale of property and equipment	—	138

Net cash used in investing activities	(1,458)	(189)

Financing activities:
Borrowings from revolving line of credit	35,520	28,760
Repayments on revolving line of credit	(39,580)	(33,640)
Dividends paid	(1,831)	(1,831)
Repurchase of common stock	(129)	(1,129)
Credit facility fees	—	(125)

Net cash used in financing activities	(6,020)	(7,965)

Net increase (decrease) in cash	20	(11)
Cash, beginning of year	4	15

Cash, end of year	$24	$4